Exhibit 10.4

SEPARATION AGREEMENT

This Agreement made and entered into this January 23, 2019 at Mandaluyong City by and between: U.S. Auto Parts Network (Philippines) Corp. (the “Company”), a corporation organized and existing under Philippine laws with address at 9F, Robinsons Cybergate Plaza, EDSA Boni Avenue, Mandaluyong City, represented in this act by Lev Peker.

-and-

Roger Hoffmann (the “Employee”), U.S., of legal age, with address at 340 Old Mill Road #62, Santa Barbara, CA 93110.

PREMISES

The Employee had expressed his desire to voluntarily sever his employment with the Company, which the latter accepts with regrets.

The Employee and the Company realize the need to address and resolve all possible differences, claims, or matters pertaining to, arising from, or associated with the Employee’s employment with the Company and subsequent resignation therefrom.

In view of the premises above, the parties agree as follows:

1.          Resignation. The Employee acknowledges and confirms that he voluntarily resigned from his position as Chief Technology Officer and Country Manager of the Company effective January 18, 2019. The Employee further confirms his resignation from any and all positions that he is presently holding in the Company, its subsidiaries and affiliates. For this purpose, the Employee agrees to sign and execute the letter of resignation attached to this Agreement, as well as any other letter/s of resignation for such positions as may be requested by the Company, and other documents necessary to effect such resignations and transfer.

2.          Severance Payment.   For and in consideration of the above, the Company agrees to pay the Employee the following amount, which the Employee acknowledges that he may not otherwise be entitled to receive: PHP 2,927,563.04 representing four months of Employee’s salary, subject to applicable taxes required by law.

The Employee consents to and agrees that the Company may offset from his Severance Payment any business expenses or other debts owed by his to the Company that have not been reconciled to the Company’s satisfaction, and the cost of any property that he has not returned to the Company.

The Employee hereby acknowledges that the Severance Payment does not entitle him to, and the Employee specifically waives any rights to, any and all Company bonuses not vested as of the effective date of his resignation including, but not limited to, holiday, merit, or cash performance bonuses.

The Severance Pay, less applicable taxes and any authorized deductions, shall be paid no later than January 30, 2019. The Employee’s accrued and unused vacation leaves, if any, and his prorated 13th month pay, shall be payable on or before January 30, 2019.

3.          Nondisclosure and Confidentiality.  The Employee covenants not to use or impart to any other person, corporation, or entity any trade secrets or confidential information that he has acquired while in the employ of the Company. The Employee agrees and acknowledges that such matters include, but are not limited to, any and all individual names, collections of names, addresses, and telephone numbers of the Company’s employees (whether previous or current), members of its independent sales force, any customers, prospective customers for products, recruits or prospective sellers of the Company’s products, as well as all mailing lists, demographic data, and analysis relating to any such individuals or groups of individuals, and any sales, marketing, financial data, or strategic planning information that relates to any business activity of the Company, its parent, subsidiaries, and affiliates including, but not limited to, U.S. Auto Parts Network, Inc. (“Related Parties”). The Employee further agrees that in the event that he will be compelled by law or judicial process to disclose any such confidential information, he will notify the Company in writing immediately upon his receipt of a subpoena or other legal process.

4.          Return of Company Properties and Transfer of Shares.  The Employee shall return, and certify the same in writing, any and all files, records, or information of any sort with regard to such confidential information, trade secrets, or any other business of the Company or the Related Parties referred to in Section 3. On or before January 18, 2019, the Employee shall return, and certify the same in writing, all other properties of the Company in his possession including, but not limited to, corporate credit card, mobile telephone and personal computer.

5.          Confidentiality of Agreement and Nondisparagement.  The Employee agrees that the terms of this Agreement shall be, and shall remain as, confidential, and shall not be disclosed by his to any party other than his spouse, attorney, accountant, or tax advisor, provided that such persons shall keep the information confidential except as may be compelled by valid legal process. The Company agrees to provide in response to inquiries from Employee’s prospective employers only his dates of employment with the Company, job titles while employed with the Company, and final salary (with Employee’s written authorization) while employed with the Company. The Employee agrees to advise all his prospective employers that any requests for information concerning his employment with the Company shall be directed to the Company’s Human Resources Department.  The Employee agrees that he will not make or cause to be made any statements, observations or opinions, or communicate any information (whether oral or written) that disparages or is likely in any way to harm the reputation of the Company, the Related Parties, or their shareholders, representatives, agents, associates, employees, attorneys, officers, directors, trustees, successors, and assigns.

6.          Restrictive Covenants.  The Employee agrees that for a period of one (1) year following the effective date of the execution of this Agreement, he shall not, within fifty (50) miles of the corporate headquarters of the Company in Manila, Philippines, engage in as principal, partner, officer, director, agent, employee, or consultant or otherwise in any capacity, directly or indirectly, or assist or advise any other person or firm engaged in any business that competes in any way with the Company. If the Employee is offered any such position/s, the Employee may request that the Company waive this restriction, provided, however, that the Company will have sole discretion whether this restrictive covenant will be waived. The Employee further agrees that for a period of one (1) year following the execution of this Agreement, he will not, for his own account or for the account of any party, solicit, employ or otherwise engage as an employee, independent contractor, consultant, agent, representative, any person who is, at the time of the execution of this Agreement, or within one (1) year after the execution of this Agreement, an employee of the Company, or in any manner induce or attempt to induce any such person to terminate his/his employment or contract with the Company.

7.          Remedies.  The Employee acknowledges that the Company and the Related Parties are engaged in a highly competitive business and that the trade secrets and confidential information referred to in Section 3 above are of great significance in the various markets in which it is active. The Employee further agrees that the restrictions contained in Section 6 above are reasonable and necessary in order to protect the good will and legitimate business interests of the Company and the Related Parties, and that any violation thereof would result in irreparable injury to the Company and the Related Parties. The Employee further acknowledges and agrees that, in the event of any violation thereof, the Company shall be authorized and entitled to obtain from any court of competent jurisdiction temporary, preliminary, and/or permanent injunctive relief as well as an equitable accounting of all profits and benefits arising out of such violation, which rights and remedies shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

8.          Release and Waiver.  The Employee hereby releases the Company, the Related Parties, their shareholders, representatives, agents, associates, employees, attorneys, officers, directors, trustees, successors and assigns, and declare as fully settled all disputes, actions, and claims at law or equity, in contract or tort, arising out of or related in any way to the Employee’s employment with and cessation of employment with the Company, including, but not limited to, claims for wrongful termination, unpaid benefits, unlawful discrimination, retaliation, breach of contract (express or implied), intentional or negligent infliction of emotional distress, negligence, defamation, duress, fraud, or misrepresentation, or any violation of any law of the Philippines.

With this Agreement, the Employee waives and releases any and all claims, demands, actions, or causes of action that he may now or hereafter have against the entities and individuals named above for any liability, whether vicarious, derivative, or direct, including, but not limited to, any claims for damages (actual or punitive), back wages, future wages, bonuses, reinstatement, accrued vacation leave benefits, past and future employee benefits including all contributions to and claims from the Company’s employee retirement and benefit plans, compensatory damages, penalties, equitable relief, attorneys’ fees, costs of court, interest, and any and all other loss, expense, or detriment of whatever kind resulting from, growing out of, connected with, or related in any way to the Employee’s employment with the Company or the cessation of such employment.

The Employee further declares that he has no factual basis for any claim that his race, color, religion, age, sex, national origin, disability, workers’ compensation claims (if any), off-duty conduct protected by law, or any other legally impermissible classification has been a factor in the cessation of his employment relationship with the Company. The Employee also covenants that he does not and will not assert that the fact that the Company has given his monetary consideration under this Agreement should be construed as an admission of liability of any kind by the Company or that it has violated any law of the Philippines.

9.          Miscellaneous.    This Agreement, together with the Separation Agreement and Release of Claims with U.S. Auto Parts Network, Inc. and any Confidentiality and Non-Disclosure Agreement that Employee previously executed with the Company or its affiliates,  represents the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith. It may not be altered or amended except by mutual agreement in writing signed by both parties and specifically identified as an amendment to this Agreement.

This Agreement shall be binding upon and, when applicable, inure to the benefit of the parties hereto, their respective heirs, executors, administrators, personal representatives, successors, and assigns.

The Employee, by this Agreement, acknowledges that he has been afforded an opportunity to review this Agreement with an attorney or other advisers of his choice, that he has read and understood this Agreement, and that he has signed this Agreement knowingly, voluntarily, and without any form of duress or coercion.

This Agreement is made pursuant to and shall be governed, construed, and enforced in all respects and for all purposes in accordance with the laws of Philippines, and venue for any action arising out of or related to this Agreement shall be in the appropriate court in the Philippines.

IN WITNESS WHEREOF, the parties affix their signatures on the dates set forth below.

Employee:	U.S. Auto Parts (Philippines) Corp.

/s/ Roger Hoffmann	/s/ Lev Peker

Signature	Signature

1/22/19	1/23/19

Date	Date